Exhibit 10.1
Execution Copy

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to the Amended and Restated Employment Agreement (“Amendment”) is effective as of November 9, 2021 (the “Effective Date”), and made and entered into by and among Novan, Inc., a Delaware corporation with its principal place of business in Durham County, North Carolina (the “Company”) and Paula Brown Stafford “Executive”). Throughout the remainder of this Agreement, the Company and Executive may be collectively referred to as the “Parties”.

WHEREAS, the Company and Executive entered into the Amended and Restated Employment Agreement (the “Employment Agreement”), as of December 17, 2019, under which Executive is currently serving as the Company’s President and Chief Executive Officer;

WHEREAS, the Company wishes to extend the term of Executive’s Agreement, and provide for additional compensation, including equity compensation, in light of the value of Executive’s services to the Company, and Executive wishes to be entitled to such benefits; and

WHEREAS, the Company and Executive wish to amend the Employment Agreement to provide this change.

NOW, THEREFORE, the Company and Executive, intending to be legally bound, and for good and valuable consideration, hereby agree to the following:

1.AMENDMENT TO SECTION 3, COMPENSATION.

a.Base Salary. Section 3(a) of the Employment Agreement shall be amended by deleting it in its entirety and replacing it with the following:

“Base Salary. Effective January 1, 2021, Executive shall receive as compensation a base salary at an annual rate of Five Hundred Ninety Eight Thousand Eight Hundred Fifty Dollars ($598,850.00) (the “Base Salary”), less any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive. Base Salary shall be payable semi-monthly in accordance with the Company’s regular payroll practices and procedures. Executive’s Base Salary shall be subject to annual review by the Company’s Board, and may not be decreased without Executive’s consent. Executive shall not receive any additional compensation for service as a director on or as Chairman of the Board of the Company pursuant to her current Board and Chair terms or any subsequent term during the Term.”

b.Stock Appreciation Rights. Section 3(c) of the Employment Agreement shall be amended by deleting the fourth (4th) full sentence and replacing it with the following:

“The SAR Award will vest over the period ending on December 31, 2021 in equal installments on the last day of each calendar quarter, contingent on Executive’s continued

service with the Company, which shall include any uninterrupted service as a director or consultant following termination of employment.”

c.Equity Incentive Plans. Section 3(d) of the Employment Agreement shall be amended by adding new Sections 3(d)(i) and 3(d)(ii) as follows:

“Section 3(d)(i):
2021 Option Grant. The Board (or a duly authorized committee thereof) hereby grants Executive 75,000 nonqualified stock options to purchase shares of the Company’s Common Stock, with an exercise price to be determined in accordance with the terms of the 2016 Plan (as defined in the Employment Agreement), which options will vest in three (3) installments, with one-half of the options vesting upon the first anniversary of the grant date and one-half of the remaining options vesting on each of the next two annual anniversaries of the grant date, subject to Executive’s continuous service with the Company on each such vesting date. Such options will be subject to the terms of the 2016 Plan and the standard stock option award agreement.

Section 3(d)(ii):
2022 Option Grant. Effective on January 3, 2022, the Board (or a duly authorized committee thereof) grants Executive 75,000 nonqualified stock options to purchase shares of the Company’s Common Stock, with an exercise price to be determined as of the effective date of such grant in accordance with the terms of the 2016 Plan, subject to Executive remaining employed as of the effective date of such grant. Such options will vest in three (3) installments, with one-half of the options vesting on January 3, 2023, and one-half of the remaining options vesting on January 3, 2024 and January 3, 2025, respectively, subject to Executive’s continuous service with the Company on each such vesting date. Such options will be subject to the terms of the 2016 Plan and the standard stock option award agreement.”

2.AMENDMENT TO SECTION 4, EMPLOYMENT AT WILL; TERMINATION. Section 4 of the Employment Agreement shall be amended by deleting it in its entirety and replacing it with the following:

“EMPLOYMENT AT WILL; TERMINATION. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on December 17, 2019 and ending on December 31, 2023, unless earlier terminated as provided in this Section 4 and subject to the terms of Section 6. This Agreement shall automatically be extended for successive 1year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”) unless either party gives notice of nonrenewal to the other no later than 90 days prior to the expiration of the then applicable Term. Subject to Section 6, Executive’s employment with the Company is atwill, and either party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice.”

3.AMENDMENT TO SECTION 6, SEVERANCE PROVISIONS.

a.Section 6(a)(v)(e) shall be amended by deleting it in its entirety.

b.Section 6(b), entitled, Compensation upon Separation without “Cause” or for “Good Reason” Not due to a Change in Control, shall be amended as follows:

i.Section 6(b)(i)(2) shall be deleted and replaced with the following:

“Vesting as of the Separation Date of any then unvested portion of the SAR Award described in Section 3(c) of this Agreement or any then unvested portion of any other equity award from the Company that would have otherwise vested during the twelve (12) month period following the Separation Date (the “Acceleration Period”); provided, however, that if the terms of any unvested equity award provide for quarterly or annual vesting, and a quarterly or annual vesting date occurs after the end of the Acceleration Period, then the acceleration of vesting provided for in this paragraph shall apply such that a percentage of the unvested equity that would otherwise have vested on the first quarterly or annual vesting date occurring after the end of the Acceleration Period will be deemed to be vested as of the Separation Date, with such percentage to be calculated by dividing the number of days between the last applicable vesting date falling within the Acceleration Period and the end of the Acceleration Period by the number of days in the applicable quarterly or annual vesting period; and”

ii.Section 6(b)(ii) shall be deleted in its entirety and the section number shall be reserved.

4.AMENDMENT TO SECTION 9, NOTICES. Section 9 of the Employment Agreement shall be amended by deleting the contact information for the Company, and replacing it with the following:

“If to the Company:	Novan, Inc.
4020 Stirrup Creek Drive, suite 110
Durham, NC 27703
(Fax) (919) 237¬9212
Attn: Chair of the Compensation Committee, Board of Directors”

5.DEFINITIONS. All terms used in this Amendment shall have the same definitions as used in the Employment Agreement, unless otherwise provided herein. All references to the “Employment Agreement” shall include all modifications made by this Amendment, unless provided otherwise.

6.COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were on the same instrument.

7.EFFECT OF AMENDMENT. This Amendment is effective as of the Effective Date set forth above. Except as specifically amended herein, the Employment Agreement remains in full force and effect.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the day and year written below.

NOVAN, INC.

/s/ Robert J. Keegan
Robert J. Keegan
Chairman, Compensation Committee of the Board of Directors

PAULA BROWN STAFFORD

/s/ Paula Brown Stafford

[Signature Page of First Amendment to the Amended and Restated Employment Agreement]